UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 21, 2014

SYMMETRY MEDICAL INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-32374	35-1996126
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3724 N State Road 15, Warsaw, Indiana 46582

(Address of Principal executive offices, including Zip Code)

(574) 268-2252

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities.

On February 21, 2014, Symmetry Medical Inc. (the “Company”) announced that the consultation proceedings begun with its employees on January 30, 2014 had concluded with an agreement that the facility in Cheltenham, United Kingdom should cease production within calendar 2014. The Cheltenham Plant is engaged primarily in the manufacture of medical instruments and employs approximately 40 people.

Fiscal 2013 revenue at the Cheltenham plant was approximately $4 million USD, and the plant generated an operating loss for the Company. The cost of closure is estimated to be approximately $2 million USD, pre-tax, and the ongoing savings are estimated to be approximately $1 million per year pre-tax on an ongoing basis. Closure will be by the end of 2014 and there is no benefit expected in this fiscal year.

The Company remains in consultation with customers and employees regarding specific timing and process to ensure that customer needs are met and employees are properly provided with opportunities to remain through the closing process.

Statements regarding the Company’s business which are not historical facts may be "forward-looking statements" that involve risks and uncertainties, within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are predictive in nature and are frequently identified by the use of terms such as "may," "might," "will," "should," "expect," "believe," "anticipate," "plan," "estimate," "intend," and similar words indicating possible future expectations, events or actions. Such predictive statements are not guarantees of future performance, and actual outcomes and results could differ materially from our current expectations. We refer you to the "Risk Factors" and "Forward Looking-Statements" sections in the Company's most recent Annual Report on Form 10-K/A filed with the Securities and Exchange Commission as well as the Company's other filings with the SEC, which are available on the SEC's Web site at www.sec.gov.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Symmetry Medical Inc.

/s/ Fred L. Hite
Date: February 26, 2014	Name: Fred L. Hite
Title: Chief Financial Officer